Exhibit 99.1

www.nts.com

NEWS RELEASE FOR November 19, 2013

Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (investors)	Michael El-Hillow, CFO
jill@allencaron.com	mike.el-hillow@nts.com
Len Hall (media)	Aaron Cohen, Vice Chairman
len@allencaron.com	aaron.cohen@nts.com
(949) 474-4300	(818) 591-0776

National Technical Systems Shareholders Approve Merger Agreement Proposal

at Special Shareholder Meeting

Calabasas, CA (November 19, 2013)…National Technical Systems, Inc. (NASDAQ: NTSC) (“NTS” or the “Company”), a leading provider of testing and engineering services, today announced that its shareholders overwhelmingly approved the terms of the Merger Agreement and Merger with an affiliate of Aurora Capital Group at a Special Shareholder meeting held on November 19, 2013.

The meeting was held to provide shareholders with the opportunity to approve the previously announced Agreement and Plan of Merger, dated as of August 15, 2013 (the “Merger Agreement”), by and among Nest Parent, Inc. (“Parent”), Nest Merger Sub, Inc. (“Merger Sub”) and NTS, and the transactions contemplated thereby, including the merger of NTS into Merger Sub (the “Merger”), with NTS continuing as the surviving corporation and a wholly owned subsidiary of Parent. The meeting was held pursuant to notice and a proxy statement that was filed with the Securities and Exchange Commission on October 28, 2013, and mailed to shareholders entitled to vote at the meeting beginning on October 29, 2013. The proxy statement contains additional information concerning the terms of the Merger Agreement.

Over 99% of the shares represented in person or by proxy at the meeting voted in favor of the Merger Agreement and the Merger, representing approximately 82% of NTS’ outstanding common stock as of September 20, 2013, the record date for the meeting. Shareholders also approved, on a non-binding advisory basis, certain compensation that may be paid to the Company’s named executive officers in connection with the transactions contemplated by the Merger Agreement.

The closing of the Merger is expected to occur on or about November 22, 2013. The closing remains subject to satisfaction of certain conditions to closing. If the Merger is completed, each share of NTS common stock issued and outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive $23.00 in cash, without interest and less applicable withholding taxes. If the Merger is completed, NTS will cease to be a publicly traded company.

About National Technical Systems

National Technical Systems is a leading provider of testing and engineering services to the aerospace, defense, telecommunications, automotive, energy and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit the Company’s website at www.nts.com or call 800-270-2516.

About Aurora Capital Group

Aurora Capital Group is a Los Angeles-based private investment firm managing over $2 billion of capital across several funds. The Merger will be executed by Aurora’s traditional private equity vehicle, which

National Technical Systems, Inc. Corporate Headquarters

24007 Ventura Boulevard, Suite 200, Calabasas, CA 91302	Main: 818-591-0776	Fax: 818-591-0899

focuses on control investments in middle market businesses with leading market positions, strong cash flow profiles, and actionable opportunities for growth in partnership with operating management. Aurora also maintains a Resurgence fund, which invests in debt and equity securities of middle market companies and targets complex opportunities that are created by operational or financial challenges.

Forward-Looking Statements

This press release contains “forward looking statements” regarding the acquisition of NTS and other future events. Factors that could cause actual events to differ include, but are not limited to: (1) the incurrence of unexpected costs, liabilities or delays relating to the Merger; and (2) the failure to satisfy the conditions to the Merger. Factors that may affect the future results of the Company are set forth in its filings with the Securities and Exchange Commission, including its recent filing on Form 10-K for the fiscal year ended January 31, 2013. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. NTS undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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